                                                                      EXHIBIT 21


                                  SUBSIDIARIES



Listed below are the principal subsidiaries and affiliates of Kaiser Aluminum Corporation, the jurisdiction of their incorporation or organization, and the names under which such subsidiaries do business. The Company's ownership is indicated for less than wholly owned affiliates. Certain subsidiaries are omitted which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.




                                                                 Place of
                                                                 Incorporation
Name                                                             or Organization
----                                                             ---------------
Continuing entities -
---------------------
Anglesey Aluminium Limited (49%)                                 United Kingdom
Kaiser Aluminium International, Inc.(1)                          Delaware
Kaiser Aluminum & Chemical Corporation(1)(2)                     Delaware
Kaiser Aluminum & Chemical of Canada Limited(1)                  Ontario
Kaiser Bellwood Corporation(1)                                   Delaware

Liquidating entities -
----------------------
Alpart Jamaica Inc. (1)(2)(3)                                    Delaware
Kaiser Jamaica Corporation (1)(2)(3)                             Delaware
Kaiser Alumina Australia Corporation(1)(2)(3)                    Delaware
Kaiser Finance Corporation(1)(2)(3)                              Delaware



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(1)      Filed a voluntary petition for reorganization under the Code.

(2) Entities that have been materially affected as a result of the commodity asset sales, as discussed more fully in Note 1 and 5 of Notes to Consolidated Financial Statements.

(3) Entities are being liquidated as more fully discussed in Note 1 of Notes to Consolidated Financial Statements.